January 9, 2015

Mr. Drew Labenne
315 Trumbull Road
Manhasset, NY 11030

Dear Drew:

We are pleased to extend to you an offer of employment as Executive Vice President, Chief Financial Officer at Amalgamated Bank ("the Bank"). In that role, you will report to Mr. Keith Mestrich, the Bank's President and Chief Executive Officer. You will receive a base salary at the annualized rate of $400,000. Your principle work location will be the Corporate Headquarters located at 275 Seventh Avenue New York, New York 10001.

1.Incentive Provisions

You will be eligible to participate in the Bank's Annual Incentive Plan. Your annual target incentive award will be 50% of your base salary ("Base Salary"). You will be guaranteed 50% of your target incentive in your first year of employment (the "Guaranteed Incentive Award"). Other than with respect to the Guaranteed Incentive Award, the annual incentive award is not guaranteed and will be contingent upon your achievement of goals assigned to you, the overall accomplishment of departmental goals, and the Bank's overall financial performance. Furthermore, to be eligible to receive any incentive award you must be actively employed by the Bank at the time awards are paid. If your employment terminates for any reason before the award date, whether the termination is initiated by you or the Bank, you will not receive an incentive award. No employee or officer of the Bank is authorized to make any oral promises to you about any incentive award.

In addition, you will be eligible to participate in the Bank's Long Term Incentive Plan. Performance awards will consist of Stock Appreciation Rights (SAR's). You will receive an annual grant of SAR's with an anticipated value of 100% of your base salary after three years. The actual value of the grant will be based on the appreciation in the Bank's Appraised Market Value following the date of grant. Enclosed is an outline of the Plan's terms and conditions. The plan document will be available shortly.

2.Benefit Provisions

You will also receive a comprehensive benefit package that includes medical, dental, prescription drug and life insurance coverage, short term and long term disability, 401(k), and a pension plan effective the first day of the month following your start date. Additionally, eligible employees may participate in the Bank's vision expense reimbursement program and flexible spending account (healthcare reimbursement account and/or dependent care reimbursement account). Under current policy, you will receive four weeks of vacation, five personal days, and ten sick days each year.

3.    Signing Bonus

Should you accept our offer of employment , you will receive a sign on bonus of $50,000 less applicable deductions within thirty days of your start date. Should you voluntarily terminate your employment with the Bank or be terminated for cause prior to completing one year of service, you will be responsible for repaying the Bank the entire signing bonus at the time of your termination and you hereby authorize and direct the Bank to offset, to the extent permissible by law, such debt against any amounts owing by the Bank to you.

4.    At-Will Employment

Please note our offer of employment and continued employment is contingent upon your successful completion of the Bank's employment screening process , which includes a government mandated background investigation. The Bank is committed to creating a positive work environment and conducting business ethically. Therefore, this offer is also subject to all policies and procedures of the Bank, including but not limited to those set forth in the Employee Handbook and Code of Ethical Standards, which will be provided to you on your first day of employment.

As with all positions at the Bank, each Officer is employed on an at-will basis and no part of this letter should be construed to change that relationship. That is, the Bank and each Officer retain the right to terminate employment at any time.

5.    Certain Payments Upon Bank's Termination of Your Employment

Should the Bank terminate your employment within one year of commencement of your employment, and without cause, as defined below, you will be eligible to receive one year of base salary, but only if (i) you have executed and not revoked within the revocation period a valid release agreement and (ii) said payment is not prohibited by any state or federal law, regulation, or agency.

For purposes of this Agreement "cause" means, (i) your conviction for a felony or any crime involving dishonesty or theft involving the Bank, its subsidiaries or affiliates; (ii) your conduct in connection with your employment duties or responsibilities at the Bank that is fraudulent, unlawful or negligent or involves your willful misconduct; (iii) your contravention of specific lawful directions related to a material duty or responsibility which is directed in writing addressed to you to be undertaken from the Board of Directors or the Chief Executive Officer of the Bank; (iv) a material breach of the provisions of the Bank's Employee Handbook or any other material written policy of the Bank, its subsidiaries or affiliates of which you have been given written notice; (v) any acts of dishonesty by you resulting or intending to result in personal gain or enrichment at the expense of the Bank, its subsidiaries or affiliates.

6. Miscellaneous Provisions
In order for the Bank to comply with the Immigration Reform and Control Act, we ask that on your first day of employment you bring appropriate documentation to verify your authorization to work in the United States. Your failure to provide appropriate documentation may result in our inability to commence your employment.

This Agreement shall be governed and construed pursuant to the internal laws of the State of New York without reference to its conflict of law principles. This Agreement constitutes the entire agreement between the parties, with respect to the terms and conditions of the offer of employment and supersedes any prior verbal or written communication. This offer may be modified only by a writing signed by you and the Bank.

Please indicate your acceptance of this Agreement by signing in the space provided below and return to my attention.

Sincerely,

/s/ Tori-Ann M. Sforza
First Vice President of Human Resources

I accept this offer of employment with Amalgamated Bank and agree to the terms and conditions outlined above.

/s/ Andrew LaBenne      1/9/2015
Signature    Date

4/6/2015
Anticipated Start Date